                                            Filed Pursuant to Rule 424(b)(5)
                                            Registration No. 333-16479

PROSPECTUS SUPPLEMENT
------------------------------------

(TO PROSPECTUS DATED JANUARY 10, 1997)
                                                                    PARKWAY LOGO

                                 855,900 SHARES

                            PARKWAY PROPERTIES, INC.
                                  COMMON STOCK

     This Prospectus Supplement relates to the offering and sale of 855,900 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Parkway Properties, Inc. ("Parkway" or the "Company") to one or more institutional investors at a purchase price per share of $32.1875, for an aggregate purchase price of approximately $27.5 million (the "Offering"). On March 5, 1998, the reported last sale price of the Common Stock on the New York Stock Exchange, Inc. ("NYSE") was $32.1875 per share. The Common Stock is, and the Shares will be, listed on the NYSE under the symbol "PKY."

     In connection with the Offering, the Company has agreed to pay a fee in the amount of approximately $550,986 to PaineWebber Incorporated ("PaineWebber") for its services as a finder in connection with the Shares to be sold in the Offering. Such fee represents, on a weighted average basis, approximately 2% of the gross proceeds of the sale of the Shares in the Offering. In addition, the Company has agreed to indemnify PaineWebber against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     Parkway is a self-administered real estate investment trust ("REIT") specializing in the acquisition, ownership, management, financing and leasing of office properties in the Southeastern United States and Texas. Parkway and its predecessors have been public companies engaged in the real estate business since 1971, and have successfully operated and grown through several major real estate cycles. As of March 2, 1998, Parkway owned or had an interest in 46 office properties in 12 states encompassing approximately 6.3 million net rentable square feet (the "Properties"). The Company seeks to acquire Class A, A- or B+ office properties ranging in size from 50,000 to 500,000 net rentable square feet in markets characterized by above average employment and population growth.

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     SEE "RISK FACTORS" BEGINNING ON PAGE S-3 FOR CERTAIN FACTORS AND
CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is March 5, 1998.

     Unless the context otherwise requires, all references in this Prospectus Supplement to "Parkway" or the "Company" shall mean Parkway Properties, Inc. and its subsidiaries on a consolidated basis and, as the context may require, their predecessors. The per share information set forth herein gives retroactive effect to a three-for-two stock split effected by the Company on April 30, 1996. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase Shares. This Prospectus Supplement contains and the accompanying Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. See "Risk Factors."

                                  THE COMPANY

     Parkway is a self-administered REIT specializing in the acquisition, ownership, management, financing and leasing of office properties in the Southeastern United States and Texas. Parkway and its predecessors have been public companies engaged in the real estate business since 1971, and have successfully operated and grown through several major real estate cycles. As of March 2, 1998, Parkway owned or had an interest in 46 office properties in 12 states encompassing approximately 6.3 million net rentable square feet. The Company seeks to acquire Class A, A- or B+ office properties ranging in size from 50,000 to 500,000 net rentable square feet in markets characterized by above average employment and population growth.

     The purchase of the Mtel Centre in Jackson, Mississippi in July 1995 marked the implementation of the Company's business strategy of focused investment in office properties. As part of this strategy, the Company has (i) completed the acquisition of 42 office properties, encompassing approximately 5.9 million net rentable square feet, for a total investment (as defined herein) of more than $517.3 million; and (ii) sold or is in the process of selling all of its non-office assets.

     Parkway generally seeks to purchase office properties at significant discounts to replacement cost, and whose current rental rates are at or below market rental rates. Since January 1, 1997, the Company has acquired 30 office properties aggregating approximately 4.3 million net rentable square feet for a total investment of approximately $412.6 million, or approximately $96 per net rentable square foot. Total investment is defined as purchase price plus estimated closing costs plus anticipated capital expenditures during the first 24 months of ownership for tenant improvements, commissions, upgrades and capital improvements to bring the building up to the Company's standards.

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                                  RISK FACTORS

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS

     Parkway is currently experiencing a period of rapid growth. Parkway has acquired 30 office properties with approximately 4.3 million net rentable square feet since January 1, 1997 (the "Recent Acquisitions"). The integration of the Recent Acquisitions into existing management and operating structures presents a significant management challenge. Although Parkway believes it has sufficient management depth to lead Parkway through this period of rapid growth, there can be no assurance that Parkway will be able to assimilate the Recent Acquisitions or any further acquisitions into its portfolio without certain operating disruptions and unanticipated costs. The failure to successfully integrate the Recent Acquisitions could have a material adverse effect on the results of operations and financial condition of Parkway and its ability to pay expected distributions to stockholders. Also, Parkway is evaluating many potential acquisitions, the process of which involves costs which are non-recoverable. There can be no assurance that properties which are acquired will perform in accordance with expectations or that cost estimates for improvements to the acquired properties in order to bring them up to the Company's standards will be accurate. In addition, Parkway has expanded its current self-management for office properties it owns or may acquire in Houston, Atlanta, Dallas, Charlotte, Winston-Salem, Columbia and Memphis. There can be no assurance that the cost benefits anticipated in connection with such self-management will be achieved or that Parkway will successfully integrate the operational structure necessary for the self-management of such properties.

REAL ESTATE FINANCING RISKS

     The required repayment of debt or interest thereon could adversely affect Parkway's financial condition. Parkway is subject to the risks normally associated with debt financing, including the risk that Parkway's cash flow will be insufficient to meet required payments of principal and interest, the risk of violating loan covenants, the risk of rising interest rates on Parkway's variable rate debt and the risk that Parkway will not be able to repay or refinance existing indebtedness on its Properties at maturity (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. There can be no assurance that Parkway will be able to refinance any indebtedness it may incur or otherwise obtain funds by selling assets or raising equity to make required payments on indebtedness.

     As of March 2, 1998, 13 of the Properties secured non-recourse mortgage indebtedness totaling approximately $104.5 million, seven of the Properties secured the Company's acquisition revolving credit facility (the "Acquisition Facility"), a building owned by a partnership in which Parkway is a 50% partner secured mortgage indebtedness of approximately $816,000, and negative pledges with respect to 13 of the Recent Acquisitions were in place for approximately $75.0 million of indebtedness under a line of credit with NationsBank, NA (the "February Facility"). In addition, properties which Parkway may acquire in the future could be mortgaged to secure payment of indebtedness. If Parkway is unable to generate funds to cover required payments of principal and interest on borrowings secured by any of these properties, the mortgage securing such properties could be foreclosed upon by, or such properties could otherwise be transferred to, the mortgagee with a consequent loss of income and asset value to Parkway.

     Rising interest rates could adversely affect Parkway's cash flow. Advances under the Acquisition Facility, the February Facility and the Company's working capital revolving credit facility (the "Working Capital Facility") will bear interest at variable rates. In addition, Parkway may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase Parkway's interest expense, which could adversely affect Parkway's financial condition and ability to pay expected distributions to stockholders.

Parkway's organizational documents contain no limitation on debt which could adversely affect Parkway's cash flow. Parkway currently has a policy of maintaining what the Company believes to be conservative leverage. As of March 5, 1998, on an as adjusted basis assuming the completion of the Offering and the application of the net proceeds therefrom, Parkway's ratio of debt to total market capitalization was approximately 40.4%. Also as of March 5, 1998, on an as adjusted basis assuming the completion of the
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Offering and the application of the net proceeds therefrom, Parkway had outstanding consolidated indebtedness of approximately $241.4 million, all of which is secured and approximately $104.5 million of which is fixed rate indebtedness. As of March 5, 1998, on an as adjusted basis assuming the completion of the Offering and the application of the net proceeds therefrom, there was approximately $58.1 million outstanding under the Acquisition Facility, approximately $3.8 million outstanding under the Working Capital Facility and approximately $75.0 million outstanding under the February Facility. Parkway's organizational documents do not contain any limitation on the amount of indebtedness it may incur. Accordingly, the Board of Directors could alter or eliminate its current debt policy and would do so, for example, if it were necessary in order for Parkway to continue to qualify as a REIT. If this policy were changed, Parkway could become more highly leveraged, resulting in an increase in debt service that could adversely affect Parkway's financial condition and cash available for distribution to stockholders and could increase the risk of default on Parkway's indebtedness.

REAL ESTATE INVESTMENT RISKS

     General Risks. Parkway's investments generally consist of investments in office buildings and as such will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of Parkway's real estate investments and Parkway's financial condition and ability to make expected distributions to its stockholders will be dependent upon its ability to operate the Properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses. Income from the Properties may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage financings, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of Parkway.

     Dependence on Primary Markets. Substantially all of the Properties are located in the Southeastern United States and Texas and, therefore, Parkway's financial condition and its ability to make expected distributions to stockholders will be linked to economic conditions in these markets as well as the market for office space generally. To the extent that these conditions impact the market rents for office space, they could have an adverse effect on Parkway's financial condition and ability to make expected distributions to stockholders.

     Acquisition and Development Risks. Parkway intends to pursue acquisitions of additional properties and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such properties will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate the properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisitions. The fact that Parkway generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit Parkway's ability to rely upon lease income from its Properties or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or Parkway's financial condition and cash available for distribution to stockholders might be adversely affected.

     Tenant Defaults. A substantial part of Parkway's revenues and income is derived from rental income from real property. Consequently, Parkway's financial condition and ability to make expected distributions to stockholders and to use its Properties as collateral for its borrowings would be adversely affected if a significant number of tenants failed to meet their lease obligations. In the event of a default by a tenant, Parkway may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby adversely affect Parkway's financial condition and ability to make expected distributions to stockholders. If a tenant rejects its lease pursuant to applicable bankruptcy
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laws, Parkway's claim for breach of the lease in excess of any applicable security deposit would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payment or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

     Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. Parkway's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If Parkway must sell an investment, there can be no assurance that it will be able to dispose of the investment in the time period it desires or that the sales price of the investment will recoup or exceed the amount of Parkway's cost for the investment.

     Environmental Matters. Parkway's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Parkway is not aware of any material ACM problems at its Properties. However, there can be no assurance that ACMs do not exist at Properties owned by Parkway. If there are ACMs at the Properties that require removal or other remediation, the cost thereof could be substantial. This fact could have an adverse effect on the value of such Property.

     Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of its Properties, Parkway may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect Parkway's results of operations and financial condition and ability to make expected distributions to stockholders. Phase I environmental site assessments ("ESAs") have been conducted at all but one of the office Properties by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the Properties may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that Parkway believes would have a material adverse effect on its business, assets, results of operations or liquidity. With the exception of Veritas Technology Center ("Veritas"), which is adjacent to a Texaco-branded service station, Parkway is not aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which Parkway is currently unaware. Parkway has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the Properties. Parkway intends to perform additional Phase I ESAs with respect to properties acquired in the future.

     Environmental due diligence performed in connection with the purchase of the Veritas property disclosed that the Texaco-branded service station located on the neighboring property has released certain petroleum products which may have migrated from the station to the Veritas property. The owner of the neighboring property, Star Enterprise ("Star"), pursuant to an indemnity agreement (the "Indemnity Agreement") dated

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January 1998 between Star and Veritas Real Estate (U.S.A.), Inc. (the prior owner of the Veritas property), has agreed to indemnify and hold harmless all future owners of the Veritas property from all losses incurred in connection with the presence of petroleum hydrocarbons on the Veritas property from the station. Parkway believes that Star has sufficient financial reserves to indemnify Parkway for any potential costs related to the clean up of the petroleum hydrocarbons. However, if Star is unable to fully comply with its indemnity obligation Parkway may be subject to liability and costs associated with any clean up of the petroleum hydrocarbons.

     Competition. All of the Properties owned by Parkway are located in developed areas. There are numerous other office properties and real estate companies within the market area of each such Property which will compete with Parkway for tenants and acquisition and development opportunities. The number of competitive office properties and real estate companies in such areas could have a material effect on (i) Parkway's ability to rent space at the Properties; (ii) the amount of rents currently charged and to be charged upon expiration of leases; (iii) the amount of tenant improvements and other tenant concessions required to lease the Properties; and (iv) acquisition and development opportunities. Parkway will compete for tenants and acquisitions with other competitors who may have greater resources than Parkway.

     Uninsured and Underinsured Losses. Parkway has obtained or has caused its tenants to obtain commercial general liability, fire and extended coverage insurance with respect to its Properties of the types and in the amounts which Parkway believes is of the type and amount customarily obtained for or by an owner of office properties. Parkway plans to obtain similar coverage for any properties acquired in the future. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of Parkway will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of Parkway, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of Parkway. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by Parkway might not be adequate to restore its economic position with respect to such property.

     Property Taxes. The Properties are subject to real property taxes. The real property taxes on the Properties may increase or decrease as property tax rates change and as the value of the Properties are assessed or reassessed by taxing authorities. If property taxes increase, Parkway's ability to make distributions to its stockholders could be adversely affected.

     Cost of Compliance with Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the public accommodations provision of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines or awards of damages. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. In many instances, the applicability and requirements of the ADA are not clear. Accordingly, the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material adverse effect on Parkway's financial condition, such costs could be substantial. Parkway has not undertaken ADA studies of all of its Properties and, as to those Properties with respect to which Parkway has not undertaken ADA studies, possible costs of compliance could arise.

CONFLICTS OF INTEREST

     Leland R. Speed serves as Chairman of both Parkway and EastGroup Properties, Inc., a REIT with a focus on industrial properties in sunbelt states and California. As both companies carry out their strategic plans, management of each company has stated its intention not to transfer properties between the two entities, and each company intends to pursue its distinct corporate plan. There can be no assurance that conflicts of interest will not arise between the two companies in the future.

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LIMITS ON CHANGES IN CONTROL

     Certain provisions contained in Parkway's Articles of Incorporation, as amended (the "Charter"), and Bylaws, as amended, certain of Parkway's agreements and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for Parkway and may thereby inhibit a change in control of Parkway. These include provisions of the Maryland General Corporation Law relating to certain "business combinations" and "control share" acquisitions involving Maryland corporations, Parkway's Rights Agreement (described under "Description of Common Stock" in the accompanying Prospectus), Parkway's Change in Control Agreements with certain executive officers, and certain provisions of the Charter intended to protect Parkway's status as a REIT described below under " -- Possible Adverse Consequence of Limits on Ownership of Common Stock." Such provisions may (i) deter tender offers for Common Stock, which may be attractive to the stockholders; or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF COMMON STOCK

     Certain provisions of the Charter provide that if a transfer of stock of Parkway or a change in the capital structure of Parkway would result in (i) any person (as defined in the Charter) directly or indirectly acquiring beneficial ownership of more than 9.8% (in value or in number, whichever is more restrictive) of the outstanding capital stock of Parkway excluding Excess Stock (as defined below); (ii) the outstanding shares of Parkway being constructively or beneficially owned by fewer than 100 persons; (iii) Parkway being "closely held" within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), then: (A) any proposed transfer will be void ab initio and will not be recognized by Parkway; (B) Parkway will have the right to redeem the shares proposed to be transferred; and (C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, the excess stock, par value $0.001 per share, of Parkway ("Excess Stock"), having no dividend or voting rights. Holders of Excess Stock do have certain rights in the event of any liquidation, dissolution or winding up of the Company. The Charter further provides that the Excess Stock will be held by Parkway as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are retransferred to a person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied. These provisions are designed to enable Parkway to meet the share ownership requirements applicable to REITs under the Code, but may also have the effect of discouraging tender offers or purchases of large blocks of stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

     The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Common Stock to demand a higher annual dividend yield on the Common Stock, which could adversely affect the market price of the Common Stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock or other securities.

REIT ELECTION TAX RISKS

     Parkway intends to elect and qualify to be taxed as a REIT under the Code, commencing with its taxable year beginning January 1, 1997. Although management of Parkway believes that Parkway has been organized and operated and will continue to operate in such a manner, no assurance can be given that Parkway has operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT depends upon Parkway meeting and continuing to meet the various highly technical and complex Code provisions and REIT qualification rules, which include (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining certain diversity of ownership requirements with respect to Parkway shares; (iv) having no
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positive earnings and profits account from years in which Parkway was not qualified as a REIT; and (v) distributing at least 95% of all real estate investment taxable income on an annual basis. There are only limited judicial and administrative interpretations of such rules. Furthermore, the determination of various factual matters and circumstances not entirely within Parkway's control may affect Parkway's ability to qualify as a REIT.

     If Parkway fails to qualify as a REIT for any taxable year, Parkway will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, Parkway will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of Parkway available for investment or distribution to stockholders because of the additional tax liability to Parkway for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders had been made in anticipation of Parkway's qualifying as a REIT, Parkway might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations -- Taxation of the Company" in the Prospectus attached hereto.

FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus Supplement, the accompanying Prospectus and other materials filed or to be filed by the Company with the Securities and Exchange Commission under the Exchange Act and incorporated by reference in the accompanying Prospectus contain or will contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include information relating to acquisitions and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements contained in this Prospectus Supplement or the accompanying Prospectus or incorporated by reference in such Prospectus. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition and development activities, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for the Company to qualify as a REIT or to fund the payment of dividends, dependence on the primary markets in which the Properties are located, the existence of complex regulations relating to the Company's status as a REIT and the adverse consequences of the failure of the Company to qualify as a REIT and the potential adverse impact of market interest rates on the market price for the Company's securities.

                              RECENT DEVELOPMENTS

     Brookdale Acquisition. In February 1998, the Company purchased a portfolio of 13 office buildings (the "Brookdale Portfolio") with an aggregate of approximately 1.5 million net rentable square feet for a total investment of approximately $165 million, or $113 per net rentable square foot. The properties included in this portfolio are located in Fort Lauderdale, Florida; Greenville, South Carolina; Knoxville, Tennessee; Dallas and Houston, Texas; and Northern Virginia and Virginia Beach, Virginia.

     Financing Activities. In connection with the purchase of the Brookdale Portfolio, Parkway increased its Acquisition Facility from $55 million to $85 million and reduced the interest rate on the Acquisition Facility from LIBOR plus 1.75% to LIBOR plus 1.40% (7.032% as of March 2, 1998). The Acquisition Facility matures on June 30, 1998. Also in connection with the purchase of the Brookdale Portfolio, Parkway obtained the February Facility in February 1998 with a maximum principal amount of $75 million which is

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

accompanied by negative pledges with respect to the 13 properties in the Brookdale Portfolio. The February Facility has an interest rate of 7.025% until April 24, 1998 and thereafter will have an interest rate of LIBOR plus 1.40% and matures on August 25, 1998. Parkway also has the Working Capital Facility with a maximum principal amount of $15 million. In connection with the restructuring of the Acquisition Facility, the interest rate on the Working Capital Facility was also reduced from LIBOR plus 1.75% to LIBOR plus 1.40%. The Working Capital Facility matures on June 30, 1998. As of March 5, 1998, on an as adjusted basis assuming completion of the Offering and the application of the net proceeds therefrom, there was approximately $58.1 million outstanding under the Acquisition Facility, approximately $75.0 million outstanding under the February Facility and approximately $3.8 million outstanding under the Working Capital Facility.

     UPREIT Structure. In January 1998, Parkway completed its reorganization into an umbrella partnership REIT ("UPREIT") structure under which all of Parkway's office building real estate assets are owned by an operating partnership, Parkway Properties LP, a Delaware limited partnership (the "Operating Partnership"). The Company anticipates that the UPREIT structure will enable it to pursue new investment opportunities by having the ability to offer units in the Operating Partnership to property owners in exchange for office properties in transactions that may have preferable tax characteristics. Presently, all interests in the Operating Partnership are owned by wholly-owned subsidiaries of Parkway.

     1997 Year-End Results. Parkway reported total revenue of $48.1 million for the year ended December 31, 1997, compared to $24.1 million for the year ended December 31, 1996. The Company reported net income and funds from operations ("FFO") for the year ended December 31, 1997, of $14.5 million and $17.6 million, respectively, compared to $14.4 million and $6.4 million, respectively, for the year ended December 31, 1996. Parkway defines FFO, consistent with NAREIT's definition, as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with standards established by Parkway, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     For a discussion of certain material federal income tax consequences of the current taxation of Parkway, the current impact on Parkway of its election to be treated as a REIT, and the current taxation of prospective stockholders of Parkway, see "Federal Income Tax Considerations" in the accompanying Prospectus.

     Prospective purchasers should be aware that on August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (the "Taxpayer Relief Act"). The Taxpayer Relief Act made certain changes to the Code, including changes with respect to the treatment of REITs and stockholders of REITs. These changes generally became effective with respect to Parkway and stockholders of Parkway on January 1, 1998. In addition, the Taxpayer Relief Act reduced the maximum tax on net capital gains from the sale of assets held for more than 18 months by individuals, trusts and estates.

     In an effort to simplify the taxation of REITs, the Taxpayer Relief Act changed certain requirements for a corporation electing to be taxed as a REIT and the taxation of REIT stockholders. First, Parkway is required to maintain certain records and request on an annual basis certain information from its stockholders concerning the ownership of its outstanding shares in accordance with applicable Treasury Regulations. Under prior law, this requirement was a condition to being taxed as a REIT. For taxable years beginning after December 31, 1997, the Taxpayer Relief Act provides that the record maintenance and ownership information request requirements are no longer conditions to taxation as a REIT. Instead, a monetary penalty will be imposed for failure to comply with such requirements. Second, the Taxpayer Relief Act repealed the 30% gross income test for taxable years beginning after December 31, 1997. Third, the Taxpayer Relief Act changed the definition of "rents from real property." Under prior law, rents received with respect to a property generally did not qualify as "rents from real property" if Parkway directly provided services to tenants other than those that were "usually or customarily rendered" in connection with the rental of space for occupancy only and which were not otherwise considered "rendered to the occupant." For taxable years beginning after December 31, 1997, rental income received by Parkway will not cease to qualify as "rents from real property" merely because Parkway performs non-customary services for a tenant if the amount that Parkway receives as a result of performing such services does not exceed one percent of all amounts received directly or indirectly by Parkway with respect to such property. In applying this limitation, the amount that Parkway is treated as having received for performing such services will not be less than 150% of the direct cost to Parkway of providing those services. Fourth, the Taxpayer Relief Act simplified the requirements for qualification of a corporation as a "qualified REIT subsidiary." Fifth, for taxable years beginning after December 31, 1997, the Taxpayer Relief Act allows Parkway to elect to retain and pay tax on net long-term capital gains and require its stockholders to include their proportionate share of such undistributed net capital gains in their income. If Parkway makes such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by Parkway, and would receive an increase in the basis of their shares in Parkway in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of Parkway stockholders pursuant to this rule, will be treated as distributed for purposes of the 4% excise tax which Parkway must pay should Parkway fail to distribute at least 95% of Parkway's capital gain for such taxable year.

     The Taxpayer Relief Act also reduced the top tax rate for individuals, estates and trusts on certain long-term capital gains. Generally, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 20% and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers subject to the 15% regular tax bracket, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 10%, and, effective for taxable years beginning after December 31, 2000, the rate is reduced to 8% for assets held more than five years. Long-term capital gain from the sale or exchange of certain depreciable real property held for more than 18 months which would be treated as ordinary income if the real property was depreciable personal property is subject to a maximum tax rate of 25% rather than 20%. Long-term capital gain (other than certain depreciation recapture taxable as ordinary income) allocated to a stockholder by Parkway will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by Parkway. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains by corporations was not changed by the Taxpayer Relief Act.

     In addition, Internal Revenue Notice 97-64 provides temporary guidance with respect to the taxation of distributions by Parkway designated as capital gain dividends. Pursuant to Internal Revenue Notice 97-64, forthcoming Temporary Regulations will provide that capital gains allocated to a stockholder by a REIT may be designated as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution (subject to the 25% rate), or a 28% rate gain distribution. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate of 28%. Unless specifically designated otherwise by Parkway, a distribution designated as a capital gain distribution is presumed to be a 28% rate gain distribution. If Parkway elects to retain any net long-term capital gain, as discussed above, the undistributed long-term capital gains are considered to be designated as capital gain dividends for purposes of Internal Revenue Notice 97-64.

     Potential Legislative Action Regarding REITs. On February 2, 1998, the Clinton Administration released a summary of its proposed budget plan which contained several proposals affecting REITs. One such proposal, if enacted in its present form, would prohibit a REIT from holding securities representing more than 10% of the value of all classes of stock of a corporation, other than a qualified REIT subsidiary or another REIT. If enacted in its present form, the proposal may limit Parkway's ability to perform certain third party management or other non-real estate related activities in the future. No prediction can be made as to whether such proposal or any other proposal affecting REITs will be enacted into legislation and the impact of any such legislation on Parkway.

                                  THE OFFERING

Shares Offered by Parkway...............................  855,900 Shares
Common Stock Outstanding after the Offering.............  11,077,324 shares
NYSE....................................................  The Common Stock is, and the Shares will be, approved for listing on the NYSE under the
                                                          symbol "PKY."

---------------

(1) Based on the number of shares of Common Stock outstanding on March 2, 1998. Does not include 292,528 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to Parkway's option plans.

                                USE OF PROCEEDS

     The net proceeds to Parkway from the sale of the Shares pursuant to this Prospectus Supplement, after deducting total estimated expenses of $50,000 and $550,986 to be paid to PaineWebber for its services as a finder in connection with the Offering, are estimated to be approximately $26.9 million. Parkway intends to use all of the net proceeds from the Offering to repay outstanding indebtedness under the Acquisition Facility. The Acquisition Facility bears interest at LIBOR plus 1.40% which translated into a 7.032% interest rate as of March 2, 1998. The Acquisition Facility matures on June 30, 1998. After the application of the net proceeds from the Offering, the outstanding balance on the Acquisition Facility will be approximately $58.1 million.

     Pending application of the net proceeds, Parkway will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which is consistent with Parkway's intention to qualify for taxation as a REIT. Such investments may include certificates of deposit, interest-bearing bank deposits and money market investments.

                              PLAN OF DISTRIBUTION

     The Company will sell the Shares offered hereby directly to one or more institutional investors. In connection with the sale of the Shares offered hereby, PaineWebber will be paid a fee in the amount of approximately $550,986 in consideration of its services as a finder in connection with the sale. Such fee represents, on a weighted average basis, approximately 2% of the gross proceeds of the sale of the Shares in the Offering.

     In addition, the Company has agreed to indemnify PaineWebber against certain liabilities, including liabilities under the Securities Act, or to contribute to payments PaineWebber may be required to make in respect thereof.

     PaineWebber and/or the purchasers in the Offering may be deemed to be underwriters within the meaning of the Securities Act in connection with the placement of the Shares.

     The Common Stock is traded on the NYSE under the symbol "PKY."

     In the ordinary course of business, PaineWebber and/or its affiliates have engaged and may in the future engage in financial advisory, investment banking and other transactions with Parkway for which customary compensation has been, and will be, received.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Common Stock, will be passed upon for Parkway by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York and for PaineWebber by Rogers & Wells LLP, New York, New York. As to matters of Maryland law contained in this opinion, Jaeckle Fleischmann & Mugel, LLP and Rogers & Wells LLP will rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

PROSPECTUS

                                  $100,000,000

                            PARKWAY PROPERTIES, INC.
                                 COMMON SHARES
                                PREFERRED SHARES
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                               ------------------

     Parkway Properties, Inc. ("Parkway") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.001 per share (the "Common Shares"); (ii) shares of its preferred stock, par value $0.001 per share (the "Preferred Shares"); (iii) Preferred Shares represented by depositary shares (the "Depositary Shares"); and (iv) unsecured debt securities ("Debt Securities"), with an aggregate public offering price of up to $100,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Shares, Preferred Shares, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Shares, any initial public offering price; (ii) in the case of Preferred Shares, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(iii) in the case of Depositary Shares, the fractional share of Preferred Shares represented by each such Depository Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Parkway or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with Parkway's Articles of Incorporation, as amended (the "Charter"), or as otherwise appropriate to preserve the status of Parkway as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by Parkway, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                               ------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 10, 1997.

                             AVAILABLE INFORMATION

     Parkway is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Parkway may be inspected at, and, upon payment of the Commission's customary charges, copies obtained from, the Public Reference Section maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the Commission's regional offices in New York, New York (7 World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning Parkway. In addition, the Common Shares are traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY" and can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Parkway has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus constitutes the Prospectus of Parkway, filed as part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the Commission noted above, and copies of which can be obtained from the Commission at prescribed rates as indicated above. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated into this Prospectus by reference are the documents listed below filed by Parkway or its predecessor, The Parkway Company, under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from Parkway, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer, telephone number (601) 948-4091.

     The following documents are hereby incorporated into this Prospectus by reference and are made a part hereof:

          1. The Parkway Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (Commission File No. 0-12505).

          2. The Parkway Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996, as amended by Form 10-QSB/A dated August 30, 1996 (Commission File No. 0-12505).

          3. Parkway Properties, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996 (Commission File No. 1-11533).

          4. The Parkway Company's Current Reports on Form 8-K/A dated March 1, 1996 and June 28, 1996 (Commission File No. 0-12505).

          5. The Parkway Company's Current Reports on Form 8-K dated April 15, 1996, May 31, 1996, June 14, 1996 and July 9, 1996 (Commission File No. 0-12505).

          6. The Parkway Company's Proxy Material for its Annual Meeting of Stockholders held on July 18, 1996 (Commission File No. 0-12505).

          7. Parkway Properties, Inc.'s Current Reports on Form 8-K dated August 2, 1996, August 9, 1996, September 30, 1996, January 7, 1997,
             January 9, 1997 and January 10, 1997 (Commission File No. 1-11533).

          8. Parkway Properties, Inc.'s Current Reports on Form 8-K/A dated August 30, 1996, September 20, 1996, October 22, 1996 and December 13, 1996 (Commission File No. 1-11533).

     Each document filed by Parkway subsequent to the date of this Prospectus pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Unless the context otherwise requires, all references in this Prospectus to "Parkway" shall mean Parkway Properties, Inc. and its subsidiaries on a consolidated basis or, where the context so requires, Parkway Properties, Inc. only, and, as the context may require, their predecessors. This Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Actual results may differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in this Prospectus and the matters set forth in this Prospectus generally.

                                  THE COMPANY

     Parkway is a self-managed real estate investment company operating as a real estate investment trust ("REIT"), specializing primarily in the ownership, management and leasing of office properties in the Southeastern United States (particularly the states of Mississippi, North Carolina, Georgia and Virginia) and Texas. At December 31, 1996, Parkway owned or had an interest in 17 office buildings in eight states with an aggregate of approximately 1.9 million square feet of leasable space.

     Parkway was incorporated under the laws of the State of Maryland on May 17, 1996. Formed as a wholly-owned subsidiary of The Parkway Company, a Texas corporation, Parkway merged with The Parkway Company on August 2, 1996 (the "Merger") pursuant to the Agreement and Plan of Merger dated July 17, 1996 by and between Parkway and The Parkway Company. The Parkway Company and its predecessors have been engaged in the real estate business since 1971. As a result of the Merger, Parkway succeeded to the business and operations of The Parkway Company. Additionally, on August 22, 1996 shares of common stock, par value $0.001 per share, of Parkway (the "Common Shares") became listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY." Prior to this date, the Common Shares had been quoted on the NASDAQ National Market under the symbol "PKWY."

     Through its wholly-owned subsidiary, Parkway Realty Services, Inc. ("Parkway Realty"), Parkway is also involved in the management of commercial properties for which it receives management fees. Parkway Realty currently manages and leases a portfolio of approximately 1.4 million square feet of office space. Parkway Realty also performs brokerage services to third parties on a commission basis. Parkway Realty manages Parkway's office buildings in Jackson, Mississippi.

     Parkway's offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 948-4091.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Parkway's ratio of earnings to fixed charges for the three months ended September 30, 1996 was 1.9, for the three months ended June 30, 1996 was 1.9, for the three months ended March 31, 1996 was 2.1, for the year ended December 31, 1995 was 1.4, for the six months ended December 31, 1994 was 1.4, for the year ended June 30, 1994 was 1.4, for the year ended June 30, 1993 was 1.1 and for the year ended June 30, 1992 was 0.61. There were Preferred Shares outstanding only for a portion of the three months ended September 30, 1996. Accordingly, the ratio of earnings to fixed charges and Preferred Shares dividends is identical to the ratio of earnings to fixed charges for all periods other than that ending September 30, 1996. For the three months ended September 30, 1996, the ratio of earnings to combined fixed charges and Preferred Shares dividends was 1.8.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations (net income or loss). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, Parkway intends to use the net proceeds from the offering for general corporate purposes including, without limitation, the acquisition of real estate properties, whether by acquisition of properties directly or through potential business combination transactions, development of new real estate properties, the repayment of debt and to fund working capital requirements.

                         DESCRIPTION OF DEBT SECURITIES

     The unsecured debt securities ("Debt Securities") will be issued in one or more series under an Indenture (the "Indenture"), which may be supplemented by supplemental indentures (each, an "Indenture Supplement"), between Parkway and a trustee (the "Trustee") to be chosen by Parkway and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the form of the

Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of Parkway and will rank equally with all other unsecured and unsubordinated indebtedness of Parkway. At December 31, 1996, the total outstanding debt of Parkway was approximately $62,828,000, none of which was unsubordinated indebtedness and none of which was secured debt. Except as may be set forth in an applicable Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of Parkway or as established in one or more Indenture Supplements. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities offered thereby for the specific terms thereof, including:

          (i) the title of such Debt Securities;

          (ii) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (iii) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (iv) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (v) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (vi) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (vii) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon Parkway in respect of such Debt Securities and the Indenture may be served;

          (viii) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of Parkway, if Parkway is to have such an option;

          (ix) the obligation, if any, of Parkway to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (x) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (xi) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units of composite currency or currencies) and the manner in which such amounts shall be determined;

          (xii) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

          (xiii) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (xiv) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

          (xv) the applicability, if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

          (xvi) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place of such Debt Securities to be authenticated and delivered;

          (xvii) whether and under what circumstances Parkway will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether Parkway will have the option to redeem such Debt Securities in lieu of making such payment;

          (xviii) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of Parkway), (a) the possible effects of such provisions on the market price of Parkway's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of Parkway to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable securities laws in connection with such provisions; (b) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (c) the existence of any limitations on Parkway's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

          (xix) any other terms of such Debt Securities not inconsistent with the terms of the Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under " -- Merger, Consolidation or Sale" below or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of

Parkway to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving Parkway or any affiliate of Parkway; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving Parkway that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under " -- Merger, Consolidation or Sale" below, Parkway may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of Parkway, that would increase the amount of Parkway's indebtedness or substantially reduce or eliminate Parkway's assets, which may have an adverse effect on Parkway's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Shares -- Restrictions on Transfer" and "Description of Preferred Shares -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to " -- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of Parkway or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under " -- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See
" -- Modification of the Indenture."

     Debt Securities may be denominated and payable in a foreign currency or units of two or more foreign currencies or a composite currency or currencies. As more fully described in the applicable Prospectus Supplement, awards or judgments by a court in the United States in connection with a claim with respect to any Debt Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claims) may be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

     Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of Parkway, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

     Unless otherwise described in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or Parkway may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by Parkway with respect to any series of Debt Securities, Parkway may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Parkway will be required to maintain a transfer agent in each place of payment for such series. Parkway may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither Parkway nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (a) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (b) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed; or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption; or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

     Parkway may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (i) Parkway shall be the continuing entity or the successor entity (if other than Parkway) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Parkway or any Subsidiary as a result thereof as having been incurred by Parkway or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice of the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under " -- Merger, Consolidation or Sale" above, Parkway is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that Parkway shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. Parkway is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Parkway may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that Parkway and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business.

     Insurance. Parkway is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

     Payment of Taxes and Other Claims. Parkway is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Parkway or any Subsidiary; provided, however, that Parkway shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of Parkway. Whether or not Parkway is subject to Sections 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, Parkway will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which Parkway would have been required to file with the Commission pursuant to such Sections 13 or 15(d) (the "Financial Statements") if Parkway were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Parkway would have been required so to file such documents if Parkway were so subject. Parkway will also in any event (i) within 15 days of each Required Filing Date (a) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which Parkway would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if Parkway were subject to such sections and (b) file with the Trustee copies of the annual reports, quarterly reports and other documents which Parkway would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if Parkway were subject to such sections and (ii) if filing such documents by Parkway with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

     Additional Covenants. Any additional or different covenants of Parkway with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of Parkway contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $1,000,000 of any evidence of recourse indebtedness of Parkway or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Parkway or any Significant Subsidiary, as defined below, or any of their respective property; and (vii) any other Event of Default provided with respect to a particular series of Debt

Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act")) of Parkway.

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to Parkway (and to the Trustee if given by the Holders), provided that in the case of an Event of Default described under clause (vi) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) Parkway shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (b) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.

     The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders.

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, Parkway must deliver to the Trustee a certificate, signed by one of several specified officers of Parkway, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the Holders of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security;
(iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of such Debt Security.

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by Parkway with certain covenants relating to such series of Debt Securities in the Indenture.

     Modifications and amendments of the Indenture will be permitted to be made by Parkway and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to Parkway as obligor under the Indenture; (ii) to add to the covenants of Parkway for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon Parkway in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect.

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) Debt Securities owned by Parkway or any other obligor upon the Debt Securities or any affiliate to Parkway or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by Parkway or the holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or wavier which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Parkway may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to the Indenture, Parkway may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities under the Indenture (including the restrictions described under " -- Certain Covenants" above) and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by Parkway with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, Parkway has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service ("Service") or a change in applicable United States Federal income tax law occurring after the date of the Indenture.

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after Parkway has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series: (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the European Currency Unit as defined and revised from time to time by the Council of the European Community ("ECU"), both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

     Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event Parkway effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under " -- Events of Default, Notice and Waiver" or described in clause (vii) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of Default. However, Parkway would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modification to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any of the Debt Securities are convertible into capital stock of or equity interest in Parkway will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the amount of capital stock of or equity interest in Parkway into which the Debt Securities are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Debt Securities or Parkway, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining Parkway's REIT status.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

     Parkway is authorized to issue Preferred Shares. The Board of Directors of Parkway may classify or reclassify any unissued shares of its capital stock from time to time by setting, altering or voiding the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of such shares. As of December 31, 1996 there were no Preferred Shares outstanding.

     The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and Bylaws and any applicable articles supplementing the Charter designating terms of a series of Preferred Shares (a "Designating Amendment").

TERMS

     Subject to the limitations prescribed by the Charter, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Shares and the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or terms or conditions of redemption of the Preferred Shares. The Preferred Shares will, when issued, be fully paid and nonassessable by Parkway (except as described under "-- Stockholder Liability" below) and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms thereof, including:

          (i) The title and stated value of such Preferred Shares;

          (ii) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

          (iii) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

          (iv) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

          (v) The procedures for any auction or remarketing, if any, for such Preferred Shares;

          (vi) The provision for a sinking fund, if any, for such Preferred Shares;

          (vii) The provision for redemption, if applicable, of such Preferred Shares;

          (viii) Any listing of such Preferred Shares on any securities exchange;

          (ix) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

          (x) Whether interests in such Preferred Shares will be represented by Depositary Shares;

          (xi) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

          (xii) A discussion of U.S. federal income tax considerations applicable to such Preferred Shares;

          (xiii) The relative ranking of preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway;

          (xiv) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway; and

          (xv) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Parkway as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares, will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Parkway, rank (i) senior to all classes or series of Common Shares of Parkway, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include debt securities.

DIVIDENDS

     Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of Parkway, out of assets of Parkway legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of Parkway on such record dates as shall be fixed by the Board of Directors of Parkway.

     Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of Parkway fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Parkway will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of Parkway of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Parkway (except by conversion into or exchange for other capital shares of Parkway ranking junior to the Preferred Shares of such series as to dividends and upon liquidation). Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of Parkway, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by Parkway in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of Parkway, the terms of such Preferred Shares may provide that, if no such capital shares have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of Parkway pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, Parkway shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital stock of Parkway ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by Parkway and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by Parkway.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of Parkway. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred

Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by Parkway in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Parkway, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of Parkway ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of Parkway, the holders of each series of Preferred Shares shall be entitled to receive out of assets of Parkway legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of Parkway. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Parkway are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of Parkway ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of Parkway shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Parkway with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Parkway, shall not be deemed to constitute a liquidation, dissolution or winding up of Parkway.

VOTING RIGHTS

     Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of Parkway at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of Parkway will be increased by two directors.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, Parkway will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of Parkway into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holder thereof; provided, however, as to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, Parkway may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (a) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares; or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Shares will be entitled to vote upon any proposed amendment to the Charter if the amendment would change the contract rights of such shares as expressly set forth in the Charter.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Preferred Shares or Parkway, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

STOCKHOLDER LIABILITY

     As discussed below under "Description of Common Shares -- General," applicable Maryland law provides that no stockholder, including holders of Preferred Shares, will be personally liable for the acts and obligations of Parkway and that the funds and property of Parkway will be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Shares -- Restrictions on Transfer," for Parkway to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist Parkway in meeting this requirement, Parkway may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Parkway's outstanding equity securities, including any Preferred Shares of

Parkway. Therefore, the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     Parkway may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among Parkway, the depositary named therein (a "Preferred Shares Depositary"), and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by Parkway to a Preferred Shares Depositary, Parkway will cause such Preferred Shares Depositary to issue, on behalf of Parkway, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from Parkway upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Shares Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Shares Depositary.

     In the event of a distribution other than in cash, a Preferred Shares Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Shares Depositary, unless such Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case such Preferred Shares Depositary may, with the approval of Parkway, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares which have been converted or exchanged.

WITHDRAWAL OF SHARES

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the applicable Preferred Shares Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever Parkway redeems Preferred Shares held by a Preferred Shares Depositary, such Preferred Shares Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided Parkway shall have paid in full to such Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by Parkway that preserves the REIT status of Parkway.

     From and after the date fixed for redemption, all dividends in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Shares Depositary.

VOTING OF THE PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Shares are entitled to vote, a Preferred Shares Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct such Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. Such Preferred Shares Depositary will be required to vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and Parkway will agree to take all reasonable action which may be deemed necessary by such Preferred Shares Depositary in order to enable such Preferred Shares Depositary to do so. Such Preferred Shares Depositary will be required to abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Shares Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or nonaction is in good faith and does not result from negligence or willful misconduct of such Preferred Shares Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of Parkway, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

     The Depositary Shares, as such, will not be convertible into Common Shares or any other securities or property of Parkway. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Shares Depositary with written instructions to such Preferred Shares Depositary to instruct Parkway to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares or other shares of stock, and Parkway will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by Parkway equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Shares and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between Parkway and the applicable Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by Parkway upon not less than 30 days' prior written notice to the applicable Preferred Shares Depositary if (i) such termination is necessary to preserve Parkway's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon such Preferred Shares Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Shares Depositary with respect to such Depositary Receipts. Parkway will agree that if a Deposit Agreement is terminated to preserve Parkway's status as a REIT, then Parkway will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of Parkway and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares; or (iii) each share of the related Preferred Shares shall have been converted into stock of Parkway not so represented by Depositary Shares.

CHARGES OF A PREFERRED SHARES DEPOSITARY

     Parkway will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, Parkway will pay the fees and expenses of a Preferred Shares Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Shares Depositary will be permitted to resign at any time by delivering to Parkway notice of its election to do so, and Parkway will be permitted at any time to remove a Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     A Preferred Shares Depositary will be required to forward to holders of Depositary Receipts any reports and communications from Parkway which are received by such Preferred Shares Depositary with respect to the related Preferred Shares.

     Neither a Preferred Shares Depositary nor Parkway will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of Parkway and Preferred Shares Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither Parkway nor any applicable Preferred Shares Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. Parkway and any Preferred Shares Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and Parkway on the other hand, such Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from Parkway.

                          DESCRIPTION OF COMMON SHARES

GENERAL

     Parkway is authorized to issue up to 69,424,000 Common Shares. As of January 6, 1997, there were 4,257,534 Common Shares outstanding and 280,648 Common Shares reserved for issuance upon the exercise of options granted under Parkway's 1991 Directors Stock Option Plan and Parkway's 1994 Stock Option Plan. All of the issued and outstanding Common Shares are fully paid and non-assessable and have equal voting, distribution and liquidation rights. Common Shares are not subject to call or redemption; provided, however, if the Parkway Board of Directors determines that the direct or indirect ownership of Common Shares has or may become concentrated to an extent which threatens Parkway's status as a REIT, the Board of Directors may call for the redemption of a number of Common Shares.

     The holders of Common Shares are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Shares have no cumulative voting rights. Additionally, subject to the rights of holders of Preferred Shares, holders of Common Shares are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefor.

     The Common Shares currently outstanding are listed for trading on the NYSE under the symbol "PKY." Parkway will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and Parkway anticipates that such shares will be so listed.

     Under Maryland law, stockholders are generally not liable for Parkway's debts or obligations. If Parkway is liquidated, subject to the right of any holders of Preferred Shares, if any, to receive preferential distributions, each outstanding Common Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Parkway.

PROVISIONS OF PARKWAY'S CHARTER AND BYLAWS

     Parkway's Charter provide that the number of directors will be ten, which number may be increased or decreased pursuant to Parkway's Bylaws. All ten positions on the Board of Directors are filled by the vote of the stockholders at the annual meeting. Stockholders do not have cumulative voting rights in the election of directors. Stockholders are entitled to one vote for each Common Share held by them.

OTHER MATTERS

     The transfer agent and registrar for the Common Shares is KeyCorp Stockholder Services, Inc., Cleveland, Ohio.

RESTRICTIONS ON TRANSFER

     Ownership Limits. For Parkway to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Shares may be owned, actually and constructively under the applicable attribution provisions of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because Parkway intends to elect to be treated as a REIT, the Charter contains restrictions on the acquisition of Common Shares intended to ensure compliance with these requirements.

     Pursuant to the provisions of the Charter, if a transfer of stock occurs whereby any person would own, beneficially or constructively, in excess of 9.8 percent (in value or in number, whichever is more restrictive) of the outstanding capital stock of Parkway (excluding Excess Shares), then such amount in excess of the 9.8 percent limit shall automatically be converted into shares of a separate class of stock, the excess stock, par value $0.001 per share, of Parkway (the "Excess Shares"), and any such transfer will be void ab initio. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of capital stock of Parkway are traded, provided that certain transactions may be settled by providing Excess Shares. Although holders of Excess Shares have no dividend or voting rights, such holders do have certain rights in the event of any liquidation, dissolution or winding up of the corporation. The Charter further provides that the Excess Shares will be held by Parkway as trustee for the person or persons in whose hands the shares would not be Excess Shares and certain price-related restrictions are satisfied. These provisions are designed to enable Parkway to meet the share ownership requirements applicable to REITs under the Code, but may also have an anti-takeover effect. Parkway currently has 30,000,000 Excess Shares authorized pursuant to its Charter.

     Each stockholder shall, upon request by Parkway, furnish such information that Parkway may reasonably request in order to determine Parkway's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The foregoing ownership limitations may have the effect of precluding acquisition of control of Parkway without the consent of the Board of Directors.

     Special Voting Requirements for Certain Business Combinations. Pursuant to Maryland law, Parkway is governed by special procedures that apply to certain business combinations between a corporation and interested stockholders. The purpose of such provisions is to protect the corporation and its stockholders against hostile takeovers by requiring that certain criteria are satisfied. These criteria include prior approval by the board of directors, prior approval by a majority or supermajority vote of disinterested stockholders and requirements that a "fair price" be paid to the disinterested stockholders.

     Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, Parkway may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the board of directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of Parkway, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the board of directors of the corporation prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the corporation's stock, the voting requirements do not apply if certain "fair price" conditions are met.

     Control Share Acquisitions. Maryland law provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the corporation whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("control shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of voting power.

     A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

     If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction.

     Supermajority Votes. The Charter provides that (i) no term or provision of the Charter may be added, amended or repealed in any respect which, in the determination of the Board of Directors, cause Parkway not to qualify as a REIT under the Code; (ii) the sections of the Charter concerning the removal of directors, amendment of the Bylaws, the indemnification of agents and limitation of liability of directors and officers and the section concerning special stockholder vote requirements shall not be amended or repealed; and (iii) no provision imposing cumulative voting in the election of directors may be added to the Charter, except, in addition to any vote required by the terms of then outstanding Preferred Shares, upon the affirmative vote of the holders of not less than eighty percent of all votes entitled to be cast on the matter.

     Stockholders Rights Agreement. Stockholders, pursuant to a Rights Agreement, have the right to purchase Common Shares at a price of $40.00 per share (as adjusted for the three-for-two stock split effected

April 30, 1996), subject to adjustment, on a Distribution Date which will occur on the earliest of (i) the date of Parkway's public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares (the "Stock Acquisition Date"); (ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding Common Shares; or (iii) 10 days after the Board of Directors shall declare any person to be an "Adverse Person," as defined in the Rights Agreement. The Rights are not exercisable until the Distribution Date and expire at the close of business on September 6, 2005, unless earlier redeemed by Parkway.

     In the event any person becomes an Acquiring Person, each holder of a Right will have the right to receive, upon exercise of the Right and payment of the purchase price, Common Shares (or, if sufficient Common Shares are unavailable and subject to certain limitations, cash, property or other securities of Parkway) having a value equal to two times the purchase price of the Right (referred to as the "Subscription Right"). The Subscription Right is exercisable during the 60-day period following the later of the Stock Acquisition Date or the effective date of a registration statement covering the Common Shares (or other securities, if applicable) subject to the Subscription Right (referred to as the "Subscription Period"). Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     In the event that, at any time following the Stock Acquisition Date, (i) Parkway engages in a merger or other business combination transaction or (ii) 50% or more of Parkway's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided pursuant to the Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right.

     The purchase price payable, and the number of Common Shares (or the number and kind of other securities or property, as the case may be) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a prospective stockholder of Parkway. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not discuss any state, local or foreign tax considerations. It also does not discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. Parkway expects that it will be organized and will operate in a manner so as to qualify to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1997. Although management of Parkway believes that Parkway is organized and operating in a manner that permits it to qualify as a REIT, and intends to continue to operate in such a manner in the future, no assurance can be given that Parkway will operate in a manner so as to qualify or remain qualified as a REIT. See "-- Failure to Qualify" below. Parkway's qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below.

     Jaeckle Fleischmann & Mugel, LLP has acted as counsel to Parkway in connection with Parkway's election to be taxed as a REIT. In the opinion of Jaeckle, Fleischmann & Mugel, LLP, assuming that the elections and other procedural steps described in the following discussion of "Requirements for Qualification" are completed by Parkway in a timely fashion, Parkway's organization and proposed method of operation will enable it to qualify to be taxed as a REIT under the Code commencing with Parkway's taxable year ending December 31, 1997, and for its future taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that the opinion is based on various assumptions and is conditioned upon certain representations made by Parkway as to factual matters, including representations regarding the nature of Parkway's properties and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Jaeckle Fleischmann & Mugel, LLP at the closing of each offering contemplated by this Prospectus. Moreover, such qualification and taxation as a REIT depends upon Parkway's ability to meet on a continuing basis, through actual annual operating results, distribution levels and share ownership, the various qualification tests imposed under the Code discussed below. Jaeckle Fleischmann & Mugel, LLP will not review Parkway's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of Parkway's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Failure to Qualify" below.

     The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     If Parkway qualifies for taxation as a REIT and distributes to its stockholders at least 95% of its REIT taxable income, it generally will not be subject to Federal corporate income taxes on the portion of its ordinary or capital gain income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. Even if Parkway qualifies as a REIT, it will be subject to Federal income tax in the following circumstances. First, Parkway will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, Parkway may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Parkway has
(i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Parkway has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Parkway should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability. Sixth, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior years, Parkway would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, Parkway will be subject to tax at the highest corporate rates on built-in gains recognized within a 10-year period of its election to be taxable as a REIT on assets it formerly held while it was a C corporation. In addition, if Parkway acquires any additional asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Parkway's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Parkway recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such asset's built-in gain (the excess of the fair market value of such property at the time of acquisition by Parkway over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in IRS regulations that have not yet been promulgated).

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Parkway satisfies the requirements (i) through (iv) as of January 1, 1997. Parkway's Charter contains restrictions regarding the transfer of its shares that are intended to assist it in satisfying the share ownership requirements described in (v) and (vi) above.

     Parkway currently has 14 wholly-owned subsidiaries and may have additional subsidiaries in the future. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. The Service currently takes the position for private ruling purposes that a 100% owned subsidiary of an entity electing REIT status will be classified as a "qualified REIT subsidiary" even though the REIT did not own 100% of the subsidiary's outstanding stock throughout the subsidiary's existence. The Service has treated the subsidiary as liquidated immediately prior to the date of REIT election and subsequently incorporated by the REIT. Thus, Jaeckle, Fleischman & Mugel, LLP, counsel to Parkway, believes that in applying the requirements described herein, the current subsidiaries of Parkway will be "qualified REIT subsidiaries". As such, the separate existence of such subsidiaries will be ignored for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of Parkway. The qualified REIT subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, Parkway's proportionate share of the assets, liabilities and items of income of any partnership owned and the noncorporate subsidiaries of any such partnership will be treated as assets, liabilities and items of income of Parkway for purposes of applying the requirements described herein.

     A corporation may not elect to become a REIT unless its taxable year is the calendar year. Parkway's taxable year currently ends on June 30. Parkway will change its taxable year to the calendar year effective for the short period from July 1, 1996 to December 31, 1996, in order to meet this requirement. In addition, pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, Parkway must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. Parkway intends to comply with such requirements.

     Earnings and Profits Calculation. In order to elect REIT status, Parkway cannot have earnings and profits which have been generated during years in which Parkway was not qualified as a REIT. For this purpose, under the Code, earnings and profits of companies which have been acquired by Parkway and the earnings and profits of any of Parkway's subsidiaries are included in calculating Parkway's earnings and profits account. The determination of the earnings and profits account of a company is a highly technical and complex undertaking. Parkway's predecessor, The Parkway Company, was organized in 1971 and over the years has acquired several companies. In calculating the earnings and profits account, studies have been undertaken of not only Parkway's earnings and profits history, but also the history of all acquired companies. Based on these studies, and on its estimate of earnings and profits for the period ending December 31, 1996, Parkway believes that it did not have any positive accumulated earnings and profits on January 1, 1997, the effective date of its REIT election. In the event its earnings and profits account was positive, Parkway will be required to distribute dividends sufficient to reduce that account to zero prior to December 31, 1997. There is no assurance that the Service will not challenge Parkway's calculation of earnings and profits. If such a challenge were successful, or if Parkway otherwise retains any such non-REIT earnings and profits at the close of its taxable year ending December 31, 1997, it will not qualify for taxation as a REIT.

     Income Tests. In order to maintain qualification as a REIT, three separate percentage tests relating to the source of its gross income must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, gain from the sale or other disposition of (i) stock or securities held for less than one year; (ii) prohibited transactions; and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by Parkway will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if Parkway, or a direct or indirect owner of 10% or more of Parkway, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Parkway generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom Parkway derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Parkway are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Parkway believes that all services that are provided to its tenants will be considered "usually or customarily" rendered in connection with the rental of comparable properties. Further, any noncustomary services will be provided only through qualifying independent contractors. Parkway believes that its assets will in major part give rise to rental income qualifying under the 75% and 95% gross income tests. Parkway will receive some income that is not qualifying income for purposes of the 75% and 95% gross income tests. Such income includes certain management and brokerage fee income. The aggregate amount of such fees and other non-qualifying income in any taxable year is not expected to cause Parkway to fail to qualify under the 75% and 95% gross income tests.

     If Parkway fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if its failure to meet such tests was due to reasonable cause and not due to willful neglect, Parkway attaches a schedule of the sources of its income to its federal income tax return for such years, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Parkway would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. At the close of each quarter of its taxable year, Parkway must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Parkway's total assets must be represented by certain real estate assets (including temporary investments in stock or debt instruments purchased with the proceeds of a stock or debt offering of Parkway and held during the one year period from Parkway's receipt of capital in connection with said offering), cash, cash items and government securities. Second, not more than 25% of Parkway's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Parkway may not exceed 5% of the value of Parkway's total assets, and Parkway may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT). Parkway believes that the nature of its assets which it owned on January 1, 1997 will permit it to meet the asset tests outlined above.

     If Parkway should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and
(ii) the discrepancy between the value of Parkway's assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (e.g., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (ii) of the preceding sentence were not satisfied, Parkway still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Annual Distribution Requirements. Parkway, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Parkway timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Parkway does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Parkway intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that Parkway, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at Parkway's REIT taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, Parkway may arrange for short-term, or possible long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, Parkway may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, Parkway may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Parkway's deduction for dividends paid for the earlier year. Thus, Parkway may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If Parkway fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, Parkway will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Parkway fails to qualify will not be deductible by it, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Parkway also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Parkway would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders. As long as Parkway qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Domestic stockholders generally are stockholders who are (i) citizens or residents of the United States; (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Parkway's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholders. In addition, any dividend declared by Parkway in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Parkway and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Parkway during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Parkway.

     In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long term capital gain or loss if the shares have been held for more than one year and otherwise a short term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from Parkway required to be treated by such stockholder as long-term capital gain.

     Backup Withholding. Parkway will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Parkway with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Parkway may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to Parkway.

     Taxation of Foreign Stockholders and Tax-Exempt Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders as well as U.S. tax-exempt stockholders are complex, and no attempt will be made herein to review these rules. Prospective stockholders who fall within these categories should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the shares, including any reporting requirements.

     State and Local Taxes. Parkway and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Parkway's operations and distributions). The state and local tax treatment of Parkway and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Securities.

                              PLAN OF DISTRIBUTION

     Parkway may sell Securities to or through underwriters or dealers for public offering and sale by or through them, and also may sell Securities directly to other purchasers or agents or through any combination of these methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from Parkway or for purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from Parkway and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Parkway will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. Parkway may elect to list any series of Debt Securities, Preferred Shares or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

     Under agreements Parkway may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Parkway against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Parkway in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, Parkway will authorize underwriters or other persons acting as Parkway's agents to solicit offers by certain institutions to purchase Securities from Parkway pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Parkway. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

     The consolidated financial statements of The Parkway Company (Parkway Properties, Inc.'s predecessor) appearing in The Parkway Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Securities will be passed upon for Parkway by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York. Rogers & Wells, New York, New York will act as counsel to any underwriters, dealers or agents.

======================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARKWAY OR ANY OTHER PERSON. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUPPLEMENT
The Company...........................    S-2
Risk Factors..........................    S-3
Recent Developments...................    S-8
Certain Federal Income Tax
  Considerations......................    S-9
The Offering..........................   S-11
Use of Proceeds.......................   S-11
Plan of Distribution..................   S-11
Legal Matters.........................   S-12

PROSPECTUS
Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      3
The Company...........................      4
Ratio of Earnings to Fixed Charges....      4
Use of Proceeds.......................      4
Description of Debt Securities........      4
Description of Preferred Shares.......     14
Description of Depositary Shares......     20
Description of Common Shares..........     23
Federal Income Tax Considerations.....     26
Plan of Distribution..................     32
Experts...............................     33
Legal Matters.........................     33

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                                 855,900 SHARES

                            PARKWAY PROPERTIES, INC.

                                  PARKWAY LOGO

                                  COMMON STOCK

                      ------------------------------------

                             PROSPECTUS SUPPLEMENT

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                               ------------------
                                 MARCH 5, 1998

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